FOR IMMEDIATE RELEASE                CONTACT:  Wendy Hall Nantz
                                               Public Relations
                                               Halliburton Company
                                               (713) 676-5227
                                               wendy.hall.nantz@halliburton.com

                                               Guy Marcus
                                               Investor Relations
                                               Halliburton Company
                                               (214) 978-2691

             HALLIBURTON UNIT AWARDED LOGISTICS SERVICES CONTRACT TO
                       SUPPORT U.S. FORCES IN THE BALKANS

DALLAS, Texas (Feb. 19, 1999) - Brown & Root Services (BRS), a business unit of Halliburton Company (NYSE: HAL), has been selected to continue its services as the premier logistics support provider to U.S. forces deployed in the Balkans region.
         The U.S. Army Corps of Engineers' Transatlantic Programs Center announced today that it awarded the logistics support services contract, which becomes effective on May 28, 1999, to Brown & Root Services for a period of up to five years. Contract value is estimated up to $180 million per year, with a maximum value of $900 million if all four option periods are exercised. The one-year contract has four one-year options that can be awarded at the government's discretion.
         Under the contract, Brown & Root Services will continue to provide full logistic services to U.S. troops in the Balkans including quality of life services, base camp support, transportation and maintenance services, USAF base support operations, as well as construction of temporary facilities for the U.S. forces deployed in Hungary, Croatia and Bosnia in support of Operation Joint


                                Page 5 of 7 Pages
                       The Exhibit Index Appears on Page 4

Forge. Operation Joint Forge is the military operations name for the U.S. portion of the NATO-led peacekeeping operation designed to help stabilize Bosnia.
         The logistics contract was awarded on behalf of U.S. Army Europe, headquartered in Germany, which has overall responsibility for military operations in this region.
         "This is a significant contract win for Brown & Root Services," said Dave Lesar, president and chief operating officer, Halliburton Company. "We are proud of our accomplishments in the Balkans and are pleased to continue providing a continuity of services to the U.S. troops in this region."
         Brown & Root Services has provided logistics services to the Army since 1992. It has provided engineering and logistics services to the troops in the Balkans, since late 1995, first under the Army's Logistics Civil Augmentation Program (LOGCAP) contract, and then again in 1997 under a follow-on sustainment services contract, which expires in May 1999. The continued U.S. involvement in the Balkans prompted the need for this competitively awarded contract.
         "Our support to the deployed US military force has offered a significant cost savings to the government, and we plan to continue to provide complete and cost effective service for this critical mission," said Randy Harl, president, Brown & Root Services.
         Specifically, services provided under the contract fall in two major categories:

            - Transportation  and  maintenance  services:  Brown & Root Services will provide transportation services, road repair and maintenance, snow and ice removal, railhead operation and cargo handling, equipment maintenance, hazardous materials and environmental



                                Page 6 of 7 Pages
                       The Exhibit Index Appears on Page 4
              services, mail delivery, refueling, fire fighting, scrap sales and disposal, and redeployment, staging, and onward movement operations, which refers to the services needed to support U.S. forces as they transit through an area, either deploying to or redeploying from the Balkans region.

            - Life  support  services:  Brown  &  Root  Services   will  provide
              engineering, construction, operations and maintenance for temporary troop housing and other support facilities. Services include structure maintenance, laundry operations, power generation, water production and distribution, and food services.

         Brown & Root Services, one of America's top federal contractors, was selected by the United States Army as the "Public Works Contractor of the Year" for its work at Fort Benning, Georgia. As the world's largest service company, BRS provides "Lifecycle Management" for global government and private clients. Lifecycle Management consists of the master planning, design, construction, operations, maintenance, investment management and decommissioning of facilities. Brown & Root Services is a business unit of Halliburton Company, headquartered in Dallas, Texas.
         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group, Engineering and Construction Group, and Dresser Equipment Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.

                                       ###


                                Page 7 of 7 Pages
                       The Exhibit Index Appears on Page 4